Consulting Agreement
Twincraft, Inc., with Fifth Element, Inc.

Consulting Agreement (the "Agreement"), dated as of January 23, 2007 (the “Commencement Date”), between Twincraft, Inc., a Vermont corporation (the “Company," which term includes all subsidiaries of the Company, whether now in existence or hereafter created, established or acquired), and Fifth Element, Inc. (the "Consultant"), and Mr. Joseph Candido (the “Principal”).

W I T N E S S E T H :

Whereas, the parties are entering into this Agreement pursuant to the terms of that certain stock purchase agreement (the "Purchase Agreement") dated as of November 14, 2006, among Langer, Inc., a Delaware corporation (the "Purchaser" or the "Parent"), and the persons, including the Principal (as hereinafter defined), who, immediately prior to the closing of the Purchase Agreement, are or were the stockholders of the Company (such persons, including the Principal, the "Sellers"), pursuant to which Purchase Agreement the Purchaser will acquire from the Sellers (including the Consultant) all the outstanding capital stock of the Company;

Whereas, the Principal is the principal and controlling stockholder, officer and director of the Consultant, prior to closing of the Purchase Agreement, the Principal was a stockholder, officer, director and key Consultant of the Company;

Whereas, the Company desires to engage the Consultant so that it may have the services of the Consultant and the Principal, and to be assured of the Consultant's and Principal's services on the terms and conditions hereinafter set forth; and

Whereas, the Consultant is willing to accept such engagement on such terms and conditions, and the Principal is willing to join in and personally guarantee to the Consultant and the Company that the Principal will make himself available to the Company in accordance with the requirements and obligations of the Consultant hereunder.

Now, Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company, the Consultant and the Principal hereby agree as follows:

1. Term. The term of this Agreement shall commence on the Commencement Date and shall expire on the third anniversary of Commencement Date (the “Term”), subject to earlier termination as provided herein.

2. Duties. (a) During the Term of this Agreement, the Consultant shall cause the Principal to shall serve as the Vice President of Sales and Marketing of the Company, or in such other executive capacity as may be assigned to the Principal, and shall perform all duties as may be assigned to the Principal by the Chairman of the Board of Directors or the Chief Executive Officer of the Company or such other person(s) as may be designated by the Board of Directors of the Company (the “Company Board”) or the Board of Directors of the Parent (the "Parent Board"). The Consultant shall cause the Principal to devote the Principal's full business time and energies to the business and affairs of the Company and the Parent, and the Consultant shall cause the Principal to use his best efforts, skills and abilities to promote the interests of the Company and the Parent, and the Consultant shall cause the Principal to diligently and competently perform the duties of the Principal's position.

(b) The Consultant shall cause the Principal to report to the Chief Executive Officer of the Company or the Parent, or such other person(s) as may be designated by the Company Board or Parent Board and shall at all times keep the Parent's Chief Executive Officer (or such other officer as the Company Chief Executive Officer or the Company Board or Parent Board may designate from time to time) promptly and fully informed (in writing if so requested) of the Principal's conduct and of the business or affairs of the Company and the Parent for which the Principal is responsible, and provide such explanations of the Principal's conduct as may be required.

3. Compensation, Bonus, Stock Options, Benefits, etc.

(a) Fees. During the Term of this Agreement, the Company shall pay to the Consultant, and the Consultant shall accept from the Company, as compensation for the performance of services under this Agreement and the Consultant's and Principal's observance and performance of all of the provisions hereof, a consulting fee at the annual rate of $208,000 (the "Base Consulting Fee"). The Base Consulting Fee shall be payable at the same time that the Company pays compensation to its employees. The Consultant’s performance and the Base Consulting Fee shall be subject to annual review by the Company, provided that the Base Consulting Fee shall not be decreased.

(b) Bonus. In addition to the Base Consulting Fee described above, the Consultant shall, in the sole and absolute discretion of the Compensation Committee of the Parent Board, be entitled to performance bonuses which may be based upon a variety of factors, including the Consultant’s performance and the achievement of goals, all as determined in the sole and absolute discretion of the Parent Board or Compensation Committee of the Parent Board. In addition, the Consultant may be entitled to participate in such other bonus plans as the Compensation Committee of the Parent Board may, in its sole and absolute discretion, determine. To the extent not inconsistent with the foregoing provisions, the bonuses payable hereunder shall be determined on a basis consistent with the past practice of the Company.

(c) Stock Options. The Company shall issue and grant to Consultant options to purchase 100,000 shares of the Company’s common stock (“Common Stock”) having an exercise price equal to the closing price of the Common Stock on the date of grant, of which (i) 33,333 shall vest on the second anniversary of the Commencement Date; (ii) 33,333 shall vest on the third anniversary of the Commencement Date; and (iii) 33,334 shall vest on the fourth anniversary of the Commencement Date. During the Term of this Agreement the Consultant will not offer for sale, sell, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any shares of Common Stock owned by the Consultant on the Commencement Date or any shares of Common Stock owned or acquired by him after the Commencement Date upon the conversion or exercise of options or any securities convertible into or exercisable or exchangeable for Common Stock, without first notifying the Chief Executive Officer of the Parent in writing to inquire as to whether there exist any facts or circumstances that would make it inadvisable for the Company or the Parent if the Consultant engaged in such transaction. The terms and provisions of such options shall be set forth in a stock option agreement in a form satisfactory to the Company. In addition, the Consultant may be entitled, during the term of this Agreement, to receive such additional options, at such exercise prices and other terms as the Compensation Committee of the Parent Board may, in its sole and absolute discretion, determine.

(d) Reimbursement of Business Expenses. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and subject to the Company’s expense reimbursement policies, the Consultant shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Consultant on behalf of the Company in connection with the performance of services under this Agreement. In addition, the Consultant shall receive a non-accountable expense allowance of $3,000 per year, payable monthly.

4. Representations and Agreements of Consultant and Principal.

(a) The Consultant represents and warrants that neither the Consultant nor the Principal is party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment or consultancy containing confidentiality or noncompetition covenants, which presently has or may in the future have a possibility of adversely affecting the business of the Company or the performance by the Consultant or the Principal of the services, obligations and duties of the Consultant and Principal under this Agreement.

(b) During the Term and the Severance Period (as defined in Section 7(f)), if any, the Consultant agrees that the Consultant will not offer for sale, sell, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any shares of Common Stock owned by the Consultant on the Commencement Date or any shares of Common Stock owned or acquired by him after the Commencement Date upon the conversion or exercise of options or any securities convertible into or exercisable or exchangeable for Common Stock, without first notifying the Chief Executive Officer of the Parent in writing to inquire as to whether there exist any facts or circumstances that would make it inadvisable for the Company or the Parent if the Consultant engaged in such transaction. The Consultant shall not transfer any securities of the Parent to the Principal unless and until the Principal affirmative undertakes in writing to the Company and the Parent to be bound by such further restrictions on the transfer of securities of the Company as may be applicable to the Consultant.

(c) The representations, warranties and covenants of this Section 4 shall survive termination of the Consultant’s engagement hereunder and the expiration of the Term hereof.

(d) The Consultant hereby joins in and personally guarantees to the Consultant and the Company that the Principal will make himself available to the Company in accordance with the requirements and obligations of the Consultant hereunder.

(e) The Consultant understands and agrees that neither the Consultant nor the Principal shall be entitled to participate in or benefit from the Company's medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers or other personnel from time to time. The Principal shall receive only such benefits, if any, as agreed between the Consultant and the Principal, from the Consultant, at the sole expense of the Consultant. The Consultant warrants and represents that the Principal is entitled to no more than three weeks' vacation in each calendar year, and sick leave not in excess of the sick leave as set forth in Exhibit ___ attached hereto. The Consultant agrees that if the Company amends its sick leave policies for executives employed by the Company, the Consultant will amend its sick leave policies applicable to the Principal to conform to the Company's sick leave policies.

5. Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement.

For purposes of this Section 5, all references to the Company shall be deemed to include the Parent and all its subsidiaries, including the Company all its subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation provided to the Consultant pursuant to this Agreement, the Consultant and the Principal each agrees to the provisions of this Section 5.

(a) Confidential Information. (i) The Consultant and Principal each acknowledges that as a result of the Consultant's engagement, the Consultant and Principal each has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Consultant and/or the Principal, constitutes valuable, special and unique assets of the Company developed at great expense which is the exclusive property of the Company. Accordingly, the Consultant and/or Principal shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and Consultants of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than the Consultant.

(ii) The Consultant and Principal each acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b) Return of Confidential Information. Upon the termination of this Agreement or upon the request of the Company, the Consultant and Principal each shall promptly return to the Company all Confidential Information in their possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including without limitation any materials incorporating Confidential Information.

(c) Inventions, etc. During the Term and for a period of one year thereafter, the Consultant and the Principal will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by the Consultant or Principal alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

The Consultant and Principal each agrees that all copyrights created in conjunction with the Consultant's service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended). All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. To the extent any such copyright and other Inventions may not be works for hire, the Consultant and Principal each hereby assigns to the Company any and all rights the Consultant and Principal now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Consultant and Principal shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Consultant and Principal each further agrees, as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in and all countries, and to that end the Consultant and Principal each shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Such obligation to assist the Company shall continue beyond the termination of the Consultant’s service to the Company, but the Company shall compensate the Consultant at a reasonable rate after termination of service for time actually spent by the Consultant at the Company’s request for such assistance. In the event the Company is unable, after reasonable effort, to secure the Consultant’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Consultant’s dissolution and/or the Principal’s physical or mental incapacity or for any other reason whatsoever, the Consultant and Principal each hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant's and Principal’s agent coupled with an interest and attorney-in-fact, to act for and in the Consultant's and Principal’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Consultant.

(d) Non-competition. The Consultant and Principal each agrees that it/he will not utilize the Consultant's or Principal’s special knowledge of the business operations of the Company or its customers, suppliers and others to compete with the Company. During the Term of this Agreement and (i) for a period of (A) one year after the termination of this Agreement pursuant to Sections 7(a), 7(b) or 7(e) hereof, as applicable; or (B) in the event of termination pursuant to Section 7(c), the duration of the Severance Period (as defined in Section 7(f)); or (ii) in the event the Agreement is not renewed, the Severance Period, if any; neither the Principal nor the Consultant shall engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, consultant, director, partner or stockholder (except with respect to the Consultant's engagement by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to that engaged in by the Company during the Term of this Agreement (it being understood hereby, that the ownership by the Consultant or Principal, collectively, of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 5).

(e) Non-solicitation. During the Term of this Agreement and (i) for a period of (A) one year after the termination of this Agreement pursuant to Sections 7(a), 7(b) or 7(e) hereof, as applicable; or (B) in the event of termination pursuant to Section 7(c), the duration of the Severance Period (as defined in Section 7(f)); or (ii) in the event the Agreement is not renewed, the Severance Period, if any, the Consultant and Principal each agrees that it/he shall not, and shall not permit any of the Consultant's employees, agents or others under the Consultant's or Principal’s control to, directly or indirectly, on behalf of the Consultant, the Principal or any other person, (i) call upon, accept competitive business from, or solicit the competitive business of any individual or entity who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate such person's employment or other relationship with the Company or such successor, or hire or enter into any business with any person who is employed by, or who has left the employ of, the Company or any such successor during the preceding two years. The Consultant and Principal each agrees that it/he shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Any breach or violation by the Consultant or Principal of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.

(f) Non-Disparagement. The Consultant and Principal each shall not at any time, directly or indirectly, take any action (whether orally or in writing or otherwise) which has or may be expected to have the effect of disparaging the Company or any of its subsidiaries or affiliates or their directors, officers or executives or their respective reputations, including, but not limited to, their business models, practices, relationships, internal workings, financial condition or operations, in any manner whatsoever at any time.

6. Remedies. The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable. The Consultant acknowledges that the restrictions contained in Section 5 will not prevent them from earning a livelihood. The Consultant and Principal each further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5. Accordingly, the Consultant and Principal each agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Consultant and the Principal for all reasonable attorneys' fees and expenses incurred by the Company in enforcing these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy. If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. For purposes of this Section 6, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries, whether now existing or hereafter established or acquired.

7. Termination; Non-renewal. This Agreement may be terminated prior to the expiration of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7.

(a) Death or Permanent Disability. If the Consultant dies or becomes permanently disabled, this Agreement shall terminate effective at the end of the calendar month during which the Consultant's death occurs or when the Consultant's disability is deemed to have become permanent. If the Consultant is unable to perform the Consultant's normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, the Consultant's disability shall be deemed to have become permanent. If this Agreement is terminated on account of the death or permanent disability of the Consultant, then the Consultant or the Consultant's estate shall be entitled to receive accrued Base Consulting Fee through the date of such termination and the Consultant and the Consultant’s estate shall have no further entitlement to Base Consulting Fee, bonus, or benefits from the Company following the effective date of such termination.

(b) Cause. This Agreement may be terminated at the Company’s option, immediately upon written notice to the Consultant, upon: (i) the Consultant’s commission of a misdemeanor or felony that, in the Company Board or Parent Board’s reasonable judgment, adversely affects the Company’s or any of the Company’s affiliates’ reputation, business or interests, or the ability of the Consultant to perform the Consultant's duties as an Consultant of the Company; (ii) the Consultant’s act of fraud or dishonest act upon, or misappropriation of funds of, the Company or any of the Company’s affiliates; (c) the Consultant’s gross negligence, willful or intentional act or omission in the performance of the Consultant's duties under this Agreement as determined by the Company Board or Parent Board; (d) the Consultant’s disregard of a lawful direction of the Company Board or Parent Board or the executive officer to whom the Consultant reports; (e) the Consultant’s appropriation for himself of a Company corporate opportunity without the express prior written consent of the Company Board or Parent Board; (f) the Consultant’s material breach of any of the Consultant's obligations under this Agreement (other than Section 5 of this Agreement) that continues unremedied for 14 days following the Consultant’s receipt of written notice from the Company Board or Parent Board thereof; (g) the Consultant’s breach of any of the Consultant's obligations of any of the provisions of Section 5 of this Agreement; or (h) the Consultant is convicted of a felony. If this Agreement is terminated by the Company for cause, then the Consultant shall be entitled to receive accrued Base Consulting Fee through the date of such termination.

(c) Without Cause. This Agreement may be terminated by the Company, at any time after the first anniversary of the Commencement Date, without cause immediately upon giving written notice to the Consultant of such termination In such event, the Company shall continue to pay to the Consultant the Base Consulting Fee in accordance with the terms hereof for a period of (i) twelve months commencing with the effective date of any termination pursuant to this Section 7(c), or (ii) such lesser period commencing with the effective date of any termination pursuant to this Section 7(c) and ending on the third anniversary of the Commencement Date; provided, however, that Consultant’s right to receive any such payment shall be subject to the Consultant’s complying with the terms of this Agreement. Additionally, the Company shall have the right, at its election if made on or before the time of termination, to continue to pay the Consultant the Base Consulting Fee for an additional period of up to six months, and if the Company so elects, the Consultant and Principal shall be bound by the provisions of Sections 5(d) and 5(e) of this Agreement for such additional period. Notwithstanding the foregoing, no amount shall be payable to the Consultant pursuant to this Paragraph 7(c) unless (y) such Consultant’s termination is a separation from service (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder), and (z) the amount payable to the Consultant pursuant to this Paragraph 7(c) shall not exceed two times the lesser of (A) the sum of the Consultant’s compensation (as defined in Treasury Regulation Section 1.415-1(d)(2)) for services provided to the Company as an Consultant for the calendar year preceding the calendar year in which the Consultant has a separation from service, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for such year.

(d) Non-renewal. In the event the Company declines to renew or extend the Term, the Company shall have the right, at its election, to continue to pay the Consultant the Base Consulting Fee for an additional period of up to one year after the expiration of the Term, and if the Company so elects, the Consultant and Principal shall be bound by the provisions of Sections 5(d) and 5(e) of this Agreement for such additional period, provided, however, Consultant’s right to receive any such payment shall be subject to the Consultant and Principal complying with the terms of this Agreement. Any such election shall be made in writing at least 90 days prior to the expiration of the Term and shall specify the length of such additional period.

(e) By Consultant. The Consultant may terminate the Agreement upon providing the Company with ninety (90) days' prior written notice. If this Agreement is terminated by the Consultant pursuant to this Section 7(e), then the Consultant shall be entitled to receive the Consultant's accrued Base Consulting Fee through the effective date of such termination, and neither the Principal nor the Consultant shall have any further entitlement to the Base Consulting Fee or bonus or other compensation or benefits from the Company following the effective date of such termination.

(f) Severance Payment. The period of time during which the Company continues to pay (or would continue to pay, but for any breach by the Consultant or Principal of this Agreement) the Consultant following the termination or expiration of this Agreement pursuant to Sections 7(c) or 7(d) shall be referred to as the “Severance Period”, and the amounts due thereunder shall be referred to as the “Severance Payment.” The Severance Payment shall be payable in accordance with the terms hereof for payment of the Base Consulting Fee.

8.  Miscellaneous.

(a) Survival. The provisions of Sections 5, 6, 7, and 8 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and good-will of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Consultant and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

If to the Company: Langer, Inc. 450 Commack Road Deer Park, New York 11729 Facsimile: (631) 667-1203 Attention: Chief Executive Officer	With a copy to: Kane Kessler, P.C. 1350 Avenue of the Americas New York, New York 10019 Facsimile: (212) 245-3009 Attention: Robert L. Lawrence, Esq.
If to the Consultant or Principal, to: Fifth Element, Inc. ____________________________________ ____________________________________ Facsimile: Attn: Mr. Joseph Candido	With a copy to: Lisman Webster & Leckerling P.C. 84 Pine Street Burlington, Vermont 05401 Facsimile: 802-864-3629 Attention:

(g) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h) Jurisdiction; Venue. This Agreement shall be subject to the jurisdiction of the courts of New York County, New York, and the courts of Chittenden County, State of Vermont, and the parties irrevocably and expressly agree to submit to the jurisdiction of such courts for actions or proceedings involving any breach of this Agreement other than claims or causes of action that relate to or arise under the Purchase Agreement. Claims hereunder involving any causes of action that relate to or arise under the Purchase Agreement shall be brought exclusively in the courts of New York County, New York, and the parties irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of New York County, New York for the purpose of resolving disputes among them relating to this Agreement or the transactions contemplated by this Agreement, and waive any objections on the grounds of forum non conveniens or otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

(i) Governing Law; Officer Indemnification. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the Principal shall have the right to any indemnification to the extent provided for the Principal in the Company's certificate of incorporation, bylaws, and the provisions of Delaware law.

(j) Counterparts. This Agreement may be executed in any number of counterparts, but all counterparts will together constitute but one agreement.

(k) Code Section 409A. The parties to this Agreement intend that the Agreement be exempt from (or, if not so exempt, comply with) Section 409A of the U.S. Internal Revenue Code (the "Code"), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention.  To the extent required by Section 409A of the Code, no payment or other distribution required to be made to the Consultant hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of the Consultant's termination of the Consultant's relationship with the Company shall be made earlier than the date that is six (6) months and one day following the date on which the Consultant separates from service with the Company and its affiliates (within the meaning of Section 409A of the Code).

(l) Independent Contractor; Indemnification for Payroll Taxes. The Consultant’s relationship with the Company is that of an independent contractor, and the activities of the Consultant and Principal hereunder shall not constitute the Consultant an employee, agent, partner or joint venturer of or with the Company, and at all times the relationship of the Consultant to the Company shall be that of an independent contractor. The Consultant also acknowledges and agrees that the Company shall treat the Consultant as an independent contractor for taxation purposes and that the Consultant shall be solely responsible for the payment of any and all taxes relating to the Consultant's compensation hereunder. Neither the Consultant nor the Principal shall be entitled to any employee benefits from the Company or any affiliate of the Company. Neither the Consultant nor the Principal will have any authority to, make any representation, contract, or commitment on behalf of the Company or otherwise bind the Company in any respect except as the Company Board, the Chief Executive Officer, or the bylaws of the Company provide with respect to the Principal's acts and duties as an officer of the Company. The Consultant and Principal each will comply with, and each hereby accepts, exclusive liability for noncompliance with, all applicable state and federal laws, rules, and regulations, including, but not limited to, the payment of all taxes, social security, disability, and other contributions based upon fees paid to the Consultant pursuant to this Agreement. The Consultant hereby indemnifies and holds harmless the Company against any and all such liability, taxes, or contributions, including, but not limited to, penalties and interest.

(m) Conversion to Employment Agreement. The Company may convert this Agreement to an employment agreement between the Principal and the Company if the Company determines that it is in the best interests of the Company to treat the Agreement as an employment agreement rather than a consulting agreement. In the event of such conversion, (i) the obligations of the Consultant under Section 5 and the provisions of Section 6 as they apply to the Consultant shall survive such conversion and remain in full force and effect against the Consultant, and (ii) all the obligations of the Principal hereunder shall survive the conversion and be merged into the employment agreement, and (iii) payments made to the Consultant shall be credited against payments owed to the Principal as an employee of the Company.

This Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed for the benefit of any other person or entity.

[Signature Page Follows:]

In Witness Whereof, each of the parties hereto has duly executed this Consulting Agreement as of the date set forth above.

Twincraft, Inc., a Vermont corporation By: /s/ W. Gray Hudkins Name: W. Gray Hudkins Title: Executive Chairman	Fifth Element, Inc. By: /s/ Joseph Candido Joseph Candido, Title: President
/s/ Joseph Candido Joseph Candido, individually